FOR: SSI INVESTMENTS II LIMITED

COMPANY CONTACT:
Tom McDonald
Chief Financial Officer
(603) 324-3000, x4232

SSI Investments II Limited Reports Fourth Quarter and Fiscal 2012 Results

NASHUA, NH–April 3, 2012—SSI Investments II Limited (“SSI II”), a parent company of SkillSoft Limited (formerly SkillSoft PLC), a leading SaaS provider of on-demand e-learning and performance support solutions for global enterprises, government, education and small- to medium-sized businesses, today announced financial results for its fourth quarter of fiscal 2012 and its fiscal year ended January 31, 2012.

Basis of Presentation

On May 26, 2010, SSI Investments III Limited, a wholly owned subsidiary of SSI II, completed its acquisition of SkillSoft PLC (the “Acquisition”), which was subsequently re-registered as a private limited company and whose corporate name changed from SkillSoft PLC to SkillSoft Limited (“SkillSoft”).  Unless otherwise indicated or the context otherwise requires, the terms the “Company”, “we”, “us”, “our” and other similar terms mean (a) prior to the Acquisition of SkillSoft, SkillSoft and its subsidiaries (the “Predecessor”), and (b) from and after the Acquisition of SkillSoft, SSI II and its subsidiaries including SkillSoft (the “Successor”).  Certain information furnished in this press release and the accompanying financial information, is presented for the Predecessor and Successor periods.

As a result of the Acquisition, the following financial discussion and information presented in this press release combines and refers to the results of operations of the Predecessor and the Successor for the fiscal year ended January 31, 2011 as the combined fiscal year ended January 31, 2011 or combined fiscal 2011.  Although the presentation of these fiscal periods on an arithmetically combined-basis does not comply with generally accepted accounting principles in the United States (referred to hereafter as “non-GAAP”), the Company’s management believes it provides a meaningful method of comparing the current fiscal year ended January 31, 2012 to the prior period results.

On October 14, 2011, the Company announced that its indirect subsidiaries, SkillSoft Corporation and SkillSoft Ireland Limited, completed their acquisition of the Element K business from NIIT Ventures, Inc., an indirect subsidiary of NIIT Limited (the “Element K acquisition”).

The Company's management has furnished in this press release and the accompanying financial information certain financial measurements that are not in accordance with generally accepted accounting principles (GAAP) in the United States, such as non-GAAP adjusted EBITDA and days sales outstanding (DSOs) from non-GAAP revenue.  As used herein, EBITDA represents net income (loss) plus (i) interest expense, (ii) (benefit) provision for income taxes and (iii) depreciation and amortization, less interest income and other income (expense).  Non-GAAP adjusted EBITDA is calculated by adding to EBITDA certain items of expense and deducting from EBITDA certain items of income that the Company's management believes are not indicative of the Company's future operating performance including, merger and integration expenses as well as revenue reductions and incremental expenses related to purchase accounting attributed to the Acquisition and the Element K acquisition, stock-based compensation, amortization and business realignment strategy charges. DSOs related to non-GAAP revenue exclude fair value adjustments to acquired deferred revenue in purchase accounting related to the Acquisition and the Element K acquisition and include revenues from the Element K business prior to the Element K acquisition.

These non-GAAP financial measures are not in accordance with, or an alternative to, financial information prepared in accordance with GAAP and may not be comparable to similar non-GAAP financial measures used by other companies.  These non-GAAP measures should not be considered in isolation from, or as a substitute for, the financial results prepared in accordance with GAAP.  The Company’s management uses these non-GAAP financial measures as alternative means for assessing the Company’s results of operations and believes that they may also provide useful information to the Company’s investors.  In addition, certain covenants in the Company’s credit agreement are based on non-GAAP financial measures, such as adjusted EBITDA, and evaluating and presenting these measures allows the Company and its investors to assess the Company’s compliance with the covenants in the Company’s credit agreement and the Company’s ability to meet its future debt service, capital expenditures and working capital requirements.  The Company’s management believes that DSOs are useful as a comparison of the current period DSOs to the prior period in order for the Company’s management to adequately assess the Company’s collection efforts, taking into account the seasonality of the Company’s business.

Fiscal 2012 Fourth Quarter Results

The Company reported total revenue of $87.0 million for its fourth quarter ended January 31, 2012 of its fiscal year ended January 31, 2012 (fiscal 2012), which represented a $23.9 million increase from the $63.1 million reported in its fourth quarter of the fiscal year ended January 31, 2011 (fiscal 2011).  The components of revenues are as follows (amounts in millions):

	Fourth Quarter Fiscal 2012	Fourth Quarter Fiscal 2011
Revenues	$93.5	$81.4
Fair value adjustments to deferred revenue from the Acquisition	(0.6)	(18.3)
Fair value adjustments to deferred revenue from the Element K acquisition	(5.9)	-
	$87.0	$63.1

Of the $23.9 million increase in revenue, approximately $11.8 million is related to the net reduction in fair value adjustments to acquired deferred revenue in purchase accounting related to the Acquisition, net of the Element K acquisition; approximately $10.4 million is related to revenues generated from the Element K business following the Element K acquisition; and approximately $1.7 million of additional revenues generated from increased current and prior period bookings, as compared to revenues generated from bookings for the same period in fiscal 2011.

The Company’s deferred revenue at January 31, 2012 was approximately $242.1 million, which represented a $45.3 million increase from the $196.8 million reported at January 31, 2011.  The components of deferred revenues are as follows (amounts in millions):

	January 31, 2012	January 31, 2011
Deferred revenues	$253.8	$206.7
Unamortized fair value adjustments to deferred revenue from the Acquisition	(0.9)	(9.9)
Unamortized fair value adjustments to deferred revenue from the Element K acquisition	(10.8)	-
	$242.1	$196.8

Of the $45.3 million increase in deferred revenue, approximately $31.5 million is related to deferred revenues from the Element K business; and approximately $15.6 million is related to additional current and prior period bookings, which was offset by a net increase from the unamortized fair value adjustments to acquired deferred revenue in purchase accounting related to the Acquisition and the Element K acquisition of approximately $1.8 million.

The Company’s net loss was $36.5 million for the fourth quarter of fiscal 2012 as compared to a net loss of $30.8 million for the fourth quarter of fiscal 2011.  The significant components of the Acquisition and the Element K acquisition include the following (amounts in millions):

	Fourth Quarter Fiscal 2012	Fourth Quarter Fiscal 2011
Fair value adjustments to deferred revenue in purchase accounting	$6.5	$18.3
Amortization of intangible assets related to content and technology	17.7	16.0
Fair value adjustments to prepaid commissions in purchase accounting	(0.7)	(2.5)
Acquisition related expenses	1.1	1.0
Restructuring expenses	0.6	-
Merger and integration related expenses	3.5	-
Amortization of intangible assets	18.8	10.8
Interest expense from new borrowings	16.7	15.1
	$64.2	$58.7

Gross margin was 70% for the Company’s fiscal 2012 fourth quarter as compared to 63% for the fiscal 2011 fourth quarter.  The increase in gross margin for the fiscal 2012 fourth quarter is primarily due to the impact of purchase accounting on revenues in the respective periods.  This increase is partially offset by a $1.7 million increase in the amortization of intangible assets related to content and technology from the Element K acquisition and an increase in cost of sales of approximately $1.2 million, which is primarily related to incremental headcount and hosting expenses related to transitioning Element K customer contracted product obligations assumed in the Element K acquisition.

Research and development expenses increased to $16.5 million in the fiscal 2012 fourth quarter from $14.2 million in the fiscal 2011 fourth quarter.  This increase is primarily due to incremental headcount costs related to supporting SkillSoft’s base business as well as technical support obligations related to acquired customer contracts and product obligations assumed in the Element K acquisition.  Research and development expenses were 19% of revenue for the fiscal 2012 fourth quarter as compared to 23% for the fiscal 2011 fourth quarter, primarily due to the impact of purchase accounting on revenues in the respective periods, which was offset by the aforementioned increases in spending.

Sales and marketing expenses increased to $33.9 million in the fiscal 2012 fourth quarter from $24.6 million in the fiscal 2011 fourth quarter.  Approximately $3.4 million of this increase is due to incremental headcount costs, commission expense and marketing expenses related to SkillSoft’s base business, $2.7 million of this increase is incremental headcount costs, commission expenses and marketing expenses related to the Element K business and $1.8 million is related to the adjustments to prepaid commissions in purchase accounting related to the Acquisition and the Element K acquisition.   In addition, approximately $0.5 million of this increase is related to consulting expenses attributed to our sales growth initiatives in fiscal 2012.  Sales and marketing expenses were 39% of revenue for the fiscal 2012 fourth quarter as compared to 39% for the fiscal 2011 fourth quarter, primarily due to the impact of purchase accounting on revenues in the respective periods, which was offset by the aforementioned increases in spending.

General and administrative expenses increased to $9.9 million for the fiscal 2012 fourth quarter from $9.2 million in the fiscal 2011 fourth quarter.  This $0.7 million increase is primarily related to compensation and benefits.  General and administrative expenses were 11% of revenue for the fiscal 2012 fourth quarter as compared to 15% for the fiscal 2011 fourth quarter, primarily due to the impact of purchase accounting on revenues in the respective periods, offset by the aforementioned increases in spending.

Interest expense increased to $16.7 million for the fiscal 2012 fourth quarter as compared to $15.1 million for the fiscal 2011 fourth quarter.  The increase in interest expense is primarily related to the incremental borrowings in connection with the Element K acquisition.

Acquisition related expenses for the fiscal 2012 fourth quarter increased to $1.1 million from $1.0 million in the fiscal 2011 fourth quarter.  The fiscal 2012 fourth quarter expenses related primarily to the professional fees incurred in connection with the Element K acquisition and the fiscal 2011 fourth quarter expenses primarily related to professional fees incurred in connection with the Acquisition.

Merger and integration related expenses of approximately $3.5 million primarily relate to headcount costs associated with transition activities and process integration activities from the Element K acquisition.

Restructuring costs of approximately $0.6 million primarily relate to workforce redundancy costs incurred in connection with the Element K acquisition.

In the fiscal 2012 fourth quarter, the Company decided to discontinue the Training Channel Enablement (“TCE”) business it acquired in connection with the Element K acquisition.  The results of operations related to this business are reported as discontinued operations, net of tax.  Income from discontinued operations, net of tax was $0.2 million for the fiscal 2012 fourth quarter.  In March 2012, the Company sold certain assets related to the TCE business.

Non-GAAP adjusted EBITDA, as defined in our senior credit facilities, for the fiscal 2012 fourth quarter was $29.3 million as compared to $25.4 million for the fiscal 2011 fourth quarter.  The components of non-GAAP adjusted EBITDA are calculated as follows (amounts in millions):

	Fourth Quarter Fiscal 2012	Fourth Quarter Fiscal 2011
Net loss, as reported	$(36.5)	$(30.8)
Interest expense, net	16.7	15.1
Depreciation and amortization	1.3	0.9
Amortization of intangible assets	36.5	26.8
Benefit for income taxes	(3.5)	(4.6)
EBITDA	14.5	7.4

Restructuring expenses	0.6	-
Merger, integration and related costs	4.7	-
Other expense	0.2	0.1
Retention bonus	1.1	-
Sponsor fees	0.4	0.4
Consulting and advisory fees	1.1	0.7
Acquisition related expenses	1.1	1.0
Income from discontinued operations	(0.2)	-
Fair value adjustments to prepaid commissions in purchase accounting	(0.7)	(2.5)
Fair value adjustments to deferred revenue in purchase accounting	6.5	18.3
Non-GAAP adjusted EBITDA	$29.3	$25.4

The Company’s DSOs from non-GAAP revenues were in the targeted range for the fiscal 2012 fourth quarter.  On a net basis, which considers only receivable balances for which revenue has been recorded, DSOs from non-GAAP revenues were 9 days in the fiscal 2012 fourth quarter as compared to 10 days in the fourth quarter of fiscal 2011 and 10 days in the third quarter of fiscal 2012.  On a gross basis, which considers all items billed as receivables, DSOs from non-GAAP revenues were 166 days in the fiscal 2012 fourth quarter as compared to 153 days in the fourth quarter of fiscal 2011 and 73 days in the third quarter of fiscal 2012.  The increase in gross basis DSOs from non-GAAP revenues from the fourth quarter of fiscal 2011 is primarily attributed to fiscal 2012 fourth quarter billing growth as compared to the fourth quarter of fiscal 2011.

Fiscal 2012 Results

For the fiscal year ended January 31, 2012, the Company reported total revenue of $329.1 million, which represented a net increase of $81.9 million from the $247.2 million reported for the combined fiscal year ended January 31, 2011.  The components of revenues are as follows (amounts in millions):

	Fiscal 2012	Combined Fiscal 2011
Revenues	$345.6	$315.3
Fair value adjustments to deferred revenue from the Acquisition	(9.0)	(68.1
Fair value adjustments to deferred revenue from the Element K acquisition	(7.5)	-
	$329.1	$247.2

Of the $81.9 million increase in revenue, approximately $51.6 million is related to the net reduction in fair value adjustments to acquired deferred revenue in purchase accounting related to the Acquisition, net of the Element K acquisition; approximately $14.7 million is related to revenues generated from the Element K business following the Element K acquisition; and approximately $15.6 million of additional revenues generated from increased current and prior period bookings, as compared to revenues generated from bookings in combined fiscal 2011.

The Company’s net loss was $100.1 million for fiscal 2012 as compared to a net loss of $127.7 million for combined fiscal 2011.  The significant components of the Acquisition and the Element K acquisition include the following (amounts in millions):
	Fiscal 2012	Combined Fiscal 2011
Fair value adjustments to deferred revenue in purchase accounting	$16.5	$68.1
Amortization of intangible assets related to content and technology	66.1	43.7
Fair value adjustments to prepaid commissions in purchase accounting	(1.4)	(8.8)
Acquisition related expenses	3.5	37.7
Accelerated vesting and settlement of stock-based compensation	-	23.4
Restructuring expenses	2.7	-
Merger and integration related expenses	4.5	-
Amortization of intangible assets	66.4	29.3
Interest expense from new borrowings	62.0	48.8
	$220.3	$242.2

Gross margin was 70% in fiscal 2012 as compared to 71% in combined fiscal 2011.  The decrease in gross margin in fiscal 2012 is primarily due to a $22.3 million increase in the amortization of intangible assets related to content and technology related to the Acquisition and the Element K acquisition.  Approximately $20.4 million of this increase represents a full year of amortization expense in fiscal 2012 from the Acquisition and approximately $1.9 million of this increase relates to the amortization from the Element K acquisition.  The increase in cost of sales of approximately $3.1 million is primarily related to incremental expenses associated with transitioning Element K customer contracted product obligations assumed in the Element K acquisition and increased headcount costs.  The aforementioned increases were offset by the impact of purchase accounting on revenues in the respective periods.

Research and development expenses increased to $55.6 million for fiscal 2012 as compared to $49.0 for combined fiscal 2011.  Approximately $7.1 million of the increase is primarily related to incremental software and localized content development expenses, $3.9 million increase related to compensation and benefits incurred in fiscal 2012, which was offset by a decrease of approximately $4.9 million from stock-based compensation expense related to the Predecessor incurred in combined fiscal 2011.  Research and development expenses were 17% of revenue in fiscal 2012 as compared to 20% in combined fiscal 2011, primarily due to the impact of purchase accounting on revenues in the respective periods, which was offset by the aforementioned increases in spending.

Sales and marketing expenses increased to $119.6 million for fiscal 2012 as compared to $101.8 million for combined fiscal 2011.  Approximately $11.6 million of this increase is due to incremental headcount costs, commission expense and marketing expenses related to SkillSoft’s base business, $3.4 million of this increase is related to incremental headcount costs, commission expenses and marketing expenses related to the Element K business and $7.3 million is related to the adjustments to prepaid commissions in purchase accounting related to the Acquisition and the Element K acquisition.  We incurred incremental consulting fees of $1.3 million and increased travel expenses of $1.0 million to support our sales growth initiatives.  These increases were partially offset by a reduction of $8.3 million in share-based compensation resulting from the acceleration of vesting and settlement of stock options in the Predecessor prior to the Acquisition.  Sales and marketing expenses were 36% of revenue in fiscal 2012 as compared to 41% in combined fiscal 2011, primarily due to the impact of purchase accounting on revenues in the respective periods, which was offset by the aforementioned increases in spending.

General and administrative expenses decreased to $33.4 million for fiscal 2012 as compared to $44.3 million for combined fiscal 2011.  This decrease was primarily related to the $11.8 million of stock-based compensation expense related to the Predecessor in combined fiscal 2011, which was offset by an approximately $1.1 million increase from incremental compensation.  General and administrative expenses were 10% of revenue in fiscal 2012 as compared to 18% in combined fiscal 2011, primarily due to the impact of purchase accounting on revenues in the respective periods, which was offset by the aforementioned increases in spending.

The Company’s interest expense increased to $62.0 million for fiscal 2012 as compared to $52.6 million for fiscal 2011.  This increase in interest expense is primarily due to the full fiscal year impact of borrowings related to the Acquisition and incremental borrowings from the Element K acquisition.

The Company’s tax benefit from continuing operations was approximately $17.6 million for the fiscal year ended January 31, 2012 and consisted of a cash tax provision of approximately $4.0 million and a non-cash tax benefit of approximately $21.5 million.  This compares to a $14.6 million tax benefit for the combined fiscal year ended January 31, 2011, which consisted of a cash tax provision of approximately $2.2 million and a non-cash tax benefit of approximately $16.8 million.  The increase in the current year tax benefit was primarily due to the tax benefit recorded on our loss from operations and the change in the geographic distribution of worldwide earnings resulting, in part, from the effects of purchase accounting related to the Acquisition.

Non-GAAP adjusted EBITDA, as defined in our senior credit facilities, for fiscal 2012 was $130.1 million as compared to $115.5 million for combined fiscal 2011.  The components of non-GAAP adjusted EBITDA are calculated as follows (amounts in millions):

	Fiscal 2012	Combined Fiscal 2011
Net loss, as reported	$(100.1)	$(127.7)
Interest expense, net	61.9	52.4
Depreciation and amortization	4.2	4.0
Amortization of intangible assets	132.4	74.2
Benefit for income taxes	(17.6)	(14.6)
EBITDA	80.8	(11.7)

Stock-based compensation expense	-	25.9
Restructuring expenses	2.7	-
Merger, integration and related costs	5.7	-
Other expense	1.4	1.3
Retention bonus	1.1	-
Sponsor fees	1.5	1.0
Consulting and advisory fees	3.3	2.0
Acquisition related expenses	3.5	37.7
Income from discontinued operations	(0.2)	-
Fair value adjustments to prepaid commissions in purchase accounting	(1.4)	(8.8)
Fair value adjustments to deferred revenue in purchase accounting	16.5	68.1
Pro-forma Element K EBITDAElement K EBITDA	15.2	-
Non-GAAP adjusted EBITDA	$130.1	$115.5

The Company had approximately $29.0 million in cash, cash equivalents and restricted cash as of January 31, 2012 as compared to $35.3 million as of January 31, 2011.  This decrease was primarily driven by the Element K acquisition, net of cash received of $109.5 million, purchases of property and equipment of $5.8 million, principal payments on the Company’s senior credit facilities of $4.8 million and the asset acquisition of 50 Lessons Limited, net of cash received, of $3.8 million.  The decrease was partially offset by proceeds from the issuance of the senior credit facilities, net of fees of $85.4 million, related to the Element K acquisition and cash provided from operations of $30.4 million.

The Company’s senior credit facilities require the Company to comply on a quarterly basis with a single financial covenant for the benefit of the revolving credit facility only.   The financial covenant requires the Company to maintain a maximum secured leverage ratio tested on the last day of each fiscal quarter (but failure to maintain the required ratio would not result in a default under the revolving credit facility so long as the revolving credit facility is undrawn at such time).  The maximum secured leverage ratio will reduce over time, subject to increase in connection with certain material acquisitions.  The Company’s senior credit facilities and senior notes also include various nonfinancial covenants.  As of January 31, 2012, the Company was in compliance with this financial covenant and all nonfinancial covenants.

The Company’s 12-month non-cancelable revenue backlog at January 31, 2012 was approximately $288 million (which includes deferred revenue and committed contracts and which excludes the impact of purchase accounting related to the Acquisition and the Element K acquisition), as compared to a 12-month non-cancelable revenue backlog at January 31, 2011 of approximately $255 million.  Approximately $28 million of this increase is from the Element K business following the Element K acquisition and $5 million of this increase is attributed to additional billings in fiscal 2012 as compared to combined fiscal 2011.

Backlog is calculated by the Company by combining the amount of deferred revenue at each fiscal year end with the amounts to be added to deferred revenue throughout the next twelve months from billings under committed customer contracts and from determining how much of these amounts are scheduled to amortize into revenue during the upcoming fiscal year.  The amount scheduled to amortize into revenue during the upcoming fiscal year is disclosed as “backlog” as of the end of the preceding fiscal year.  Amounts to be added to deferred revenue during the upcoming fiscal year include subsequent installment billings for ongoing contract periods as well as billings for committed contract renewals.  We have included this disclosure due to the fact that it is directly related to our subscription based revenue recognition policy.  This is a key annual business metric, which factors into our forecasting and planning activities and provides visibility into revenue for the upcoming fiscal year.

The Company’s combined dollar renewal rate, excluding the Element K business, increased to 102% in fiscal 2012 as compared to 100% in combined fiscal 2011 and 93% in fiscal 2010.  The fiscal 2012 combined dollar renewal rate including the impact from the Element K business, was 99%.  This metric excludes the custom business since that business isn’t considered renewable year to year, excludes the effects from purchase accounting related to the Acquisition and Element K acquisition, and combines the dollar renewal rate on expiring customers and the dollar upgrade rate on all existing customers (committed and expiring) to provide a single metric that approximates existing customer contract dollars spent with SkillSoft year over year.

The Company’s average contract length, excluding the Element K business, was 19 months as of January 31, 2012 as compared to 18 months as of January 31, 2011, which is within the range of the Company’s expectations.  Including the impact from the Element K business, the fiscal 2012 average contract length was 18 months.  The Company’s 12-month average contract value as of January 31, 2012 decreased to $96,000 as compared to $105,000 as of January 31, 2011.  Including the impact from the Element K business, the 12-month average contract value was $88,000 as of January 31, 2012.   SkillSoft's average total contract value as of January 31, 2012, excluding the impact from the Element K business, decreased to $152,000 as compared to $169,000 as of January 31, 2011. Including the impact from the Element K business, the fiscal 2012 average total contract value was $132,000.    Average contract length, 12-month contract value and average total contract value include the impact from the Element K business following the Element K acquisition (unless otherwise indicated), but exclude the effects from purchase accounting related to the Acquisition and the Element K acquisition.  The reductions in the Company’s average, annual and total contract value excluding the impact from the Element K business, indicates we were unable to increase the contract dollar size over a longer term, but for the short term, as indicated by the combined dollar renewal rate, we were able to retain committed and expiring contract dollars and increase the contract dollar size as compared to the prior fiscal year.

Supplemental financial information will be available on SkillSoft’s web site www.skillsoft.com at the time of the earnings call.

Conference Call

In conjunction with this release, management will conduct a conference call on Tuesday, April 3, 2012 at 8:30 a.m. EDT to discuss the Company’s fiscal 2012 financial and operating results.  Chuck Moran, President and Chief Executive Officer, and Tom McDonald, Chief Financial Officer, will host the call.

To participate in the conference call, dial 800-322-9079 or 973-582-2717 for international callers and use the following passcode: 66443222.  The live conference call will be available via the Internet by accessing the SkillSoft Web site at www.skillsoft.com.  Please go to the Web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

A replay will be available from 12:01 a.m. EDT on April 4, 2012 until 11:59 p.m. EST on April 11, 2012. The replay number is 800-585-8367 or 404-537-3406 for international callers, passcode: 66443222. A webcast replay will also be available on SkillSoft’s Web site at www.skillsoft.com.

About SSI II

SSI Investments II Limited is an indirect parent of SkillSoft Limited, a leading SaaS provider of on-demand e-learning and performance support solutions for global enterprises, government, education and small to medium-sized businesses. SkillSoft enables business organizations to maximize business performance through a combination of comprehensive e-learning content, online information resources, flexible learning technologies and support services.  SkillSoft is on the web at http://www.skillsoft.com.

Content offerings include business, IT, desktop, compliance and consumer/SMB courseware collections, as well as complementary content assets such as Leadership Development Channel video products, KnowledgeCenter(TM) portals, virtual instructor-led training services and online mentoring services. SkillSoft's Books24x7(R) product offering includes access to more than 30,000 digitized IT and business books, as well as book summaries and executive reports. Technology offerings include the SkillPort(R) learning management system, Search & Learn(R), SkillSoft Dialogue(TM) virtual classroom, and inGenius(R).

SkillSoft courseware content described herein is for information purposes only and is subject to change without notice. SkillSoft has no obligation or commitment to develop or deliver any future release, upgrade, feature, enhancement or function described in this press release except as specifically set forth in a written agreement.

SkillSoft, the SkillSoft logo, SkillPort, Search & Learn, SkillChoice, Books24x7, ITPro, BusinessPro, OfficeEssentials, GovEssentials, EngineeringPro, FinancePro, AnalystPerspectives, ExecSummaries, ExecBlueprints, Express Guide, Dialogue, Element K, Quickskill and inGenius are trademarks or registered trademarks of SkillSoft Ireland Limited in the United States and certain other countries. All other trademarks are the property of their respective owners.

From time to time, including in this press release, we may make forward-looking statements, including but not limited to statements relating to such matters as anticipated financial performance, business prospects, strategy, plans, regulatory, market and industry trends, liquidity and similar matters. You can identify these statements by the fact that they do not relate strictly to historic or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will,” “target” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. We note that a variety of factors, including known and unknown risks and uncertainties as well as incorrect assumptions, could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These risks and uncertainties include, among others, that we are highly leveraged; that our debt agreements contain restrictions that limit our flexibility in operating our business; that our quarterly operating results may fluctuate significantly; the effect of past and future acquisitions on our operations; volatility in the global market and economic conditions; that increased competition may result in decreased demand for our products and services; our ability to meet the needs of a rapidly changing, developing market; our ability to introduce new products; that our business is subject to currency fluctuations that could adversely affect our operating results; that we may be unable to protect our proprietary rights and other factors, including those discussed under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 31, 2011, as filed with the SEC on April 14, 2011.  You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.  Accordingly, investors should not place undue reliance on those statements.  The forward-looking statements contained in this press release reflect our expectations as of the date hereof and, except as required by applicable securities laws, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

SSI Investments II and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited, In thousands)

	Successor		Successor		Predecessor
	Three Months Ended	Three Months Ended	Twelve Months Ended	May 26, to January 31,	February 1, to May 25,
	January 31, 2012	January 31, 2011	January 31, 2012	2011	2010

Revenues	$87,012	$63,073	$329,129	$149,673	$97,538
Cost of revenues (1)	8,565	7,371	31,989	19,618	9,226
Cost of revenues - amortization of intangible assets	17,667	15,986	66,050	43,678	40

Gross profit	60,780	39,716	231,090	86,377	88,272

Operating expenses:
Research and development (1)	16,511	14,234	55,626	31,887	17,131
Selling and marketing (1)	33,850	24,632	119,575	61,407	40,378
General and administrative (1)	9,855	9,234	33,418	22,478	21,828
Amortization of intangible assets	18,793	10,806	66,350	29,347	1,137
Acquisition related expenses	1,106	1,043	3,500	22,639	15,063
Merger and integration related expenses	3,481	-	4,516	-	-
Restructuring	553	-	2,723	-	-

Total operating expenses	84,149	59,949	285,708	167,758	95,537

Other (expense) income, net	(196)	(97)	(1,419)	(1,619)	385
Interest income	16	14	154	66	95
Interest expense	(16,717)	(15,123)	(62,006)	(48,834)	(3,723)

Loss before provision for income taxes	(40,266)	(35,439)	(117,889)	(131,768)	(10,508)

Provision (benefit) for income taxes - cash	1,182	(199)	3,974	1,344	906
Benefit for income taxes - non-cash	(4,710)	(4,408)	(21,524)	(14,022)	(2,800)

Net loss before discontinued operations	$(36,738)	$(30,832)	$(100,339)	$(119,090)	$(8,614)

Income from Discontinued operations, net of an income tax provision of $96	(192)	-	(192)	-	-

Net loss	$(36,546)	$(30,832)	$(100,147)	$(119,090)	$(8,614)

(1)	The following summarizes the departmental allocation of the stock-based compensation

Cost of revenues	$-	$-	$-	$-	$201
Research and development	-	-	-	-	4,861
Selling and marketing	-	-	-	-	8,260
General and administrative	-	-	-	-	11,837
	$-	$-	$-	$-	$25,159

SSI Investments II
Condensed Consolidated Balance Sheets
(Unaudited, In thousands)

	January 31, 2012	January 31, 2011

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$28,908	$35,199
Short term investment	-	-
Restricted cash	108	59
Accounts receivable, net	181,574	144,665
Deferred tax assets	5,236	1,644
Assets held for sale	8,686	-
Prepaid expenses and other current assets	33,098	25,717

Total current assets	257,610	207,284

Property and equipment, net	9,305	4,977
Goodwill	597,395	564,516
Intangible assets, net	540,826	590,162
Deferred tax assets	3,072	2,291
Other assets	22,358	23,757

Total assets	$1,430,566	$1,392,987

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

Current maturities of long term debt	$2,384	$8,487
Accounts payable	10,997	5,189
Accrued expenses	63,982	48,475
Deferred tax liabilities	4,176	4,615
Liabilities held for sale	4,940	-
Deferred revenue	242,130	196,803

Total current liabilities	328,609	263,569

Long term debt	712,309	622,973
Deferred tax liabilities	54,489	75,178
Other long term liabilities	6,172	3,444
Total long-term liabilities	772,970	701,595

Total stockholders' equity	328,987	427,823

Total liabilities and stockholders' equity	$1,430,566	$1,392,987

SSI Investments II
Condensed Consolidated Statements of Cash Flows
(Unaudited, In thousands)

	Successor		Predecessor
	Twelve Months Ended January 31,	May 26, to January 31,	February 1, to May 25,
	2012	2011	2010

Cash flows from operating activities:

Net loss	$(100,147)	$(119,090)	$(8,614)
Adjustments to reconcile net loss to net cash provided by operating activities:
Share-based compensation	-	-	25,159
Depreciation and amortization	4,182	2,601	1,374
Amortization of intangible assets	132,400	73,025	1,177
(Recovery of) provision for bad debts	152	(22)	(52)
Benefit for income taxes - non-cash	(21,524)	(14,022)	(2,800)
Non-cash interest expense	4,657	3,011	3,219
Tax effect related to exercise of non-qualified stock options	-	-	282
Changes in current assets and liabilities, net of acquisitions
Accounts receivable	(27,075)	(88,257)	86,230
Prepaid expenses and other current assets	(5,689)	(8,370)	(2,218)
Accounts payable	(3,608)	2,230	(1,559)
Accrued expenses, including long-term	9,938	5,546	(6,296)
Deferred revenue	37,075	114,790	(41,817)

Net cash provided by (used in) operating activities	30,361	(28,558)	54,085

Cash flows from investing activities:

Purchases of property and equipment	(5,786)	(2,205)	(438)
Purchases of investments	-	-	(2,562)
Maturity of investments	-	-	6,122
Acquisition of SkillSoft, net of cash received	-	(1,074,181)	-
Acquisition of Element K, net of cash received	(109,448)	-	-
Acquisition of 50 Lessons, net of cash received	(3,820)	-	-
(Increase) decrease in restricted cash, net	(49)	2,699	27

Net cash (used in) provided by investing activities	(119,103)	(1,073,687)	3,149

Cash flows from financing activities:

Exercise of stock options	-	-	3,065
Proceeds from capital contribution	325	-	-
Proceeds from employee stock purchase plan	-	-	1,666
Proceeds from issuance of ordinary shares	-	534,513	-
Proceeds from issuance of Senior Credit Facilities, net of fees	85,434	306,398	-
Proceeds from issuance of Senior Notes, net of fees	-	296,448	-
Principal payments on Senior Credit Facilities	(4,819)	(1,625)	(84,365)
Tax effect related to exercise of non-qualified stock options	-	-	(282)

Net cash provided by (used in) financing activities	80,940	1,135,734	(79,916)

Effect of exchange rate changes on cash and cash equivalents	1,511	1,710	(1,315)

Net increase (decrease) in cash and cash equivalents	(6,291)	35,199	(23,997)
Cash and cash equivalents, beginning of period	35,199	-	76,682

Cash and cash equivalents, end of period	$28,908	$35,199	$52,685